Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact	Investor Relations
HearUSA Inc.	Scott Liolios or Geoffrey Plank
Tel (561) 478-8770	Liolios Group, Inc.
Stephen J. Hansbrough, President & CEO, ext 132	email: info@liolios.com
Paul A. Brown, M.D., Founder & Chairman, ext 123	Tel (949) 574-3860

HEARUSA AMENDS SIEMENS AGREEMENTS

West Palm Beach, Fla. – October 2, 2007 -- HearUSA, Inc. (AMEX: EAR), the recognized leader in hearing care for the nation's top managed care providers through more than 173 hearing care centers, today reported that it has amended its agreements with one of its strategic partners, Siemens Hearing Instruments, Inc.

The amended terms, among other things, extend the payment date of the existing $4.2 million payment from Tranche D to December 19, 2008 from September 24, 2007. The interest rate for Tranche D will increase to 9.5%. Siemens Hearing Instruments has agreed to provide the company with a marketing allowance to support the investment made by HearUSA in developing and promoting its business and advertising Siemens products which will essentially offset this additional interest cost. The company and Siemens agreed to other changes to their agreements relating to payments and corresponding rebates as well as rights under the investor rights agreement.

As part of the existing $50 million credit line provided primarily for acquisition purposes, Siemens also agreed to provide an additional $3 million for operating capital, as needed, until December 2008. Any draw down on this new line will require monthly interest only payments at 9.5% with the principal due December 19, 2008.

Stephen J. Hansbrough, president and CEO stated, “We appreciate Siemens working with us to improve our cash flow over the next 15 months and, should the need arise, provide a source of additional capital on favorable terms. This is an affirmation of the strength of our partnership and our ability to carry out a highly effective growth strategy.”

Nic Gaeta, CFO of Siemens Hearing Instruments, added, “We recognize the tremendous progress HearUSA has made since our relationship was formed. We’re glad we can help them reach their long term goals and objectives through these agreements.”

About HearUSA

HearUSA, Inc. provides hearing care to patients primarily through more than 173 company-owned hearing care centers, which offer a complete range of quality hearing aids with an emphasis on the latest digital technology. HearUSA Centers are located in California, Florida, New York, New Jersey, Massachusetts, Ohio, Michigan, Missouri and the province of Ontario, Canada. The company also derives revenues from its HearUSA Hearing Care Network, comprised of 1,600 affiliated audiologists in 49 states, as well as its website that enables online purchases of hearing related products, such as batteries, hearing aid accessories and assistive listening devices. For further information, click on "investor information" at the HearUSA website: www.hearusa.com.

###